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                                                                    EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Forms S-3 Nos. 333-82934, 333-89840, 333-105288 and 333-110197) of IntraBiotics
Pharmaceuticals, Inc. and in the related prospectuses, and in the Registration Statements (Forms S-8 Nos. 333-40524, 333-65616, 333-101632 and 333-108096)
pertaining to the Amended and Restated 1995 Stock Option Plan, the 2000 Equity Incentive Plan, the 2000 Employee Stock Purchase Plan, the 2002 Non-Officer Equity Incentive Plan and option agreements with Kathleen D. LaPorte and Ernest Mario Ph.D., of IntraBiotics Pharmaceuticals, Inc. of our report dated February 6, 2004, with respect to the financial statements of IntraBiotics Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

                             /s/ Ernst & Young, LLP

Palo Alto, California
March 18, 2004